Contact: Richard Kurtz, Advanced Photonix, Inc. (734) 864-5600 Richard Moyer, Cameron Associates (212) 554-5466

ADVANCED PHOTONIX, INC.
REPORTS FIRST QUARTER FISCAL 2008 RESULTS

Ann Arbor, MI, August 13, 2007 --Advanced Photonix, Inc.® (AMEX:API) (the “Company”) today reported its first quarter fiscal 2008 results ending June 29, 2007. Net sales for the quarter were $6.1 million, an increase of $477,000, or 8%, compared to revenues of $5.7 million for the quarter ended June 30, 2006. The Company reported a net loss of $1.9 million, or ($.10) per share fully diluted for the quarter, as compared with a net loss of $1.2 million, or ($0.07) per share fully diluted, for the first quarter of fiscal 2007.

The Non-GAAP net loss for the first quarter of fiscal 2008 was $(264,000), or $(0.01) per share fully diluted, compared a Non-GAAP net loss of $(255,000) or $(0.01) per share fully diluted, for the comparable period a year ago.

On an EBITDA basis (which is defined as GAAP earnings before interest, taxes, depreciation, and amortization), the Company reported a net loss of $(340,000) for the first quarter of fiscal 2008. This compares to a net loss of $(122,000) for the first quarter of fiscal 2007.

A reconciliation of the Non-GAAP and EBITDA financial measures reported herein to the Company’s income as measured by generally accepted accounting principles is presented below.

The Company had substantial growth in the telecommunications market in the first quarter ended June 29, 2007, compared to the first quarter of fiscal 2007. Telecommunications market revenues increased $515,000 (69%) to $1,258,000 compared to fiscal 2007 revenues of $743,000, primarily driven by the growth in the high performance 10G and 40G markets. Medical market revenues were $1.1 million, an increase of $466,000 (74%) over first quarter fiscal 2007 revenues of $634,000. The Company expects the medical market to remain strong for the balance of the year resulting in significant year over year growth. Industrial Sensing/NDT market revenues increased to $2.9 million, an increase of $504,000 (21%) from first quarter fiscal 2007 revenues of $2.4 million due primarily to an increase in Industrial Sensing shipments. Military/aerospace market revenues were $871,000, a decrease of $998,000 (53%) from first quarter fiscal 2007 revenues of $1.9 million. The decrease in revenues primarily resulted from delays in receiving military orders. Overall, the Company expects military sales to be flat to slightly down year over year. Homeland Security market revenues were down by $11,000 for the first quarter of 2008 compared to the first quarter fiscal 2007. The Company expects revenue in Homeland Security to remain uneven quarter to quarter, but increase for fiscal 2008.

Gross Profit was flat at $2.47 million compared to fiscal 2007, despite increased revenue of $477,000. Gross profit margins dropped to 40.2% for first quarter 2008, compared to 43.5% of sales for the comparable prior year. The reduction in gross profit percentage of 3.3% was due primarily to the product mix of lower military sales and higher industrial sensing sales.

Total operating expenses increased $375,000 to $3,546,000 for the quarter, compared to $3,171,000 for the first quarter of 2007. This increase was primarily due to increases in non-recurring wafer fabrication consolidation expenses of $310,000, and additional amortization of intangible assets.

Research, development and engineering (RD&E) expenses decreased by $124,000 (12%) to $896,000 during the first quarter of 2008, compared to $1,020,000 for the first quarter of fiscal of 2007. Despite the slight reduction in the first quarter, the Company continues to invest in high growth opportunities. As a result it is expected that RD&E expenses will be at least the same level as the prior year.

Contact: Richard Kurtz, Advanced Photonix, Inc. (734) 864-5600 Richard Moyer, Cameron Associates (212) 554-5466

Sales and marketing expenses increased by $109,000 (20%) to $646,000 in the first quarter of 2008, compared to $537,000 for the first quarter of 2007. The increase was primarily attributable to the increased field sales activity and an increase in the doubtful account reserve.

The Company anticipates continuing to expand its sales and marketing for the growing telecom market, and for business development of the terahertz product platform targeted at the industrial/NDT and homeland security markets. As a result, further increases in compensation, travel and related expenses for these purposes as expected for the balance of fiscal 2008.

Total general and administrative expenses (G&A) decreased by $29,000 (2%) to approximately $1,171,000 in the first quarter of fiscal 2008, compared to $1,200,000 for the first quarter of fiscal 2007. This decrease was primarily the result of the lower non-cash depreciation and stock based compensation.

Richard Kurtz, Chairman and Chief Executive Officer, commented, "We are pleased with the results of the first quarter which met our budgeted revenue growth targets. Our high-speed optical receiver product platform (HSOR) continues to show strong year over year growth. This growth would have been higher had we not experienced delays in production releases on new design wins at several customers. Our Optosolutions product platform provided strong revenue from the medical and industrial markets that helped to offset the decline in our military revenues. With the release of our new T-Ray 4000 product, we have been actively engaged in various markets and application development work in the first quarter. We believe this continuing application development will begin to pay off in fiscal 2008 and in coming years. We continue to hold to our previously announced revenue guidance of 15% to 25% revenue growth for fiscal 2008.”

The Company will hold a conference call to discuss the results for the first quarter ended June 29, 2007 on Monday, August 13, 2007, at 5:00 PM EST. Participants can dial into the conference call at 800-659-2037 (617-614-2713 for international) using the pass code 61349505. The call will be webcast live by CCBN and can be accessed at Advanced Photonix’s web site at http://investor.advancedphotonix.com/ or at www.earnings.com. An audio replay of the call will be available shortly thereafter the same day and will remain on-line for two weeks. The replay number is 888-286-8010 (617-801-6888 for international) using pass code 66860520.

The information contained herein includes forward looking statements that are based on assumptions that management believes to be reasonable but are subject to inherent uncertainties and risks including, but not limited to, risks associated with the move of our wafer fabrication facilities, technological obsolescence of existing product lines and technological obstacles which may prevent or slow the development and/or manufacture of new products, limited (or slower than anticipated) customer acceptance of new products which have been and are being developed by the Company and a decline in the general demand for optoelectronic products.

Contact: Richard Kurtz, Advanced Photonix, Inc. (734) 864-5600 Richard Moyer, Cameron Associates (212) 554-5466

Condensed Consolidated Balance Sheets

Assets	June 29, 2007	March 31, 2007
Current Assets:
Cash and cash equivalents	$1,931,000	$3,274,000
Accounts receivable, net of allowance	3,945,000	3,587,000
Inventories, net of allowances	4,272,000	4,439,000
Prepaid expenses and other current assets	441,000	377,000
Total current assets	10,589,000	11,677,000
Equipment & Leasehold Improvements, at cost	10,780,000	10,301,000
Accumulated depreciation	(5,795,000)	(5,565,000)
Net Equipment and Leasehold Improvements	4,985,000	4,736,000
Goodwill, net of accumulated amortization	4,579,000	4,579,000
Patents, net	390,000	355,000
Intangible assets, net	11,797,000	12,285,000
Deferred tax asset, net of current portion	1,225,000	1,225,000
Other assets	390,000	385,000

Total assets	$33,955,000	$35,242,000

Liabilities and shareholders' equity
Current liabilities
Line of credit	$900,000	$741,000
Accounts payable and accrued expenses	1,947,000	2,336,000
Compensation and related withholdings	1,134,000	1,091,000
Current portion of long-term debt-related party	900,000	550,000
Current portion of long-term debt	5,189,000	4,535,000
Total current liabilities	10,070,000	9,253,000
Long term debt, less current portion	3,632,000	3,015,000
Long term debt, less current portion-related party	951,000	1,851,000
Total liabilities	14,653,000	14,119,000

Class A redeemable convertible preferred stock, $.001 par value; 780,000 shares authorized; 40,000 shares issued and outstanding; liquidation preference $32,000.	32,000	32,000
Shareholders' equity
Class A common stock, $.001 par value, 50,000000 shares authorized, March 31, 2007 and June 29, 2007 - 19,226,006 shares issued and outstanding.	19,000	19,000
Additional paid-in capital	43,972,000	43,887,000
Accumulated deficit	(24,721,000)	(22,815,000)
Total shareholders' equity	19,270,000	21,091,000

Total liabilities and shareholders' equity	$33.955,000	$35,242,000

Contact: Richard Kurtz, Advanced Photonix, Inc. (734) 864-5600 Richard Moyer, Cameron Associates (212) 554-5466

Advanced Photonix, Inc.
Financial Highlights

	Three months ended
	June 29, 2007	June 30, 2006
Net Sales	$6,145,000	$5,668,000
Cost of Sales	3,675,000	3,200,000
Gross Margin	2,470,000	2,468,000
Percent to Net Sales	40.2%	43.5%

Net Income (Loss)	$(1,906,000)	$(1,234,000)
Net earnings per share	$(0.10)	$(0.07)
Diluted earnings per share	anti-dilutive	anti-dilutive

Weighted number of shares outstanding	19,258,000	18,980,000

Non-GAAP Financial Measures

The Company provides Non-GAAP Net Income and EBITDA as supplemental financial information regarding the Company's operational performance. These Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. Non-GAAP Net Income and EBITDA should not be considered in isolation from or as a substitute for financial information presented in accordance with generally accepted accounting principles, and may be different from similar measures used by other companies. Reconciliation of Non-GAAP Net Income and EBITDA to GAAP net income and loss are set forth in the financial schedule section below.

Reconciliation of Non-GAAP Income (Loss) to GAAP Income (Loss)

	Three months ended
	June 29, 2007	June 30, 2006
GAAP Net Income (Loss)	$(1,906,000)	$(1,234,000)

Adjustments
Interest Expense - Convertible notes	157,000	154,000
Warrant Fair Value adjustment	567,000	295,000
Amortization - intangibles/patents	490,000	381,000
Stock Option Compensation expense	85,000	117,000
Wafer Fabrication consolidation	343,000	33,000
Subtotal - Adjustments	1,642,000	980,000
Non-GAAP Income	$(264,000)	$(254,000)

Net earnings per share	$(0.01)	$(0.01)
Diluted earnings per share	anti-dilutive	anti-dilutive

Weighted Number of shares outstanding	19,258,000	18,980,000
Diluted shares outstanding	22,441,000	22,190,000

Contact: Richard Kurtz, Advanced Photonix, Inc. (734) 864-5600 Richard Moyer, Cameron Associates (212) 554-5466

Reconciliation of EBITDA to GAAP Income/(Loss)

	Three months ended
	June 29, 2007	June 30, 2006
GAAP Net Income (Loss)	$(1,906,000)	$(1,234,000)

Adjustments
Net Interest expense (income)	836,000	497,000
Depreciation expense	240,000	234,000
Amortization - intangibles/patents	490,000	381,000
Subtotal - Adjustments	1,566,000	1,112,000
EBITDA	$(340,000)	$(122,000)

Advanced Photonix, Inc.® (AMEX - API) is a leading vertically integrated optoelectronic semiconductor manufacturer of optoelectronic solutions, high-speed optical receivers and terahertz instrumentation to a global OEM customer base. Products include patented silicon (Si), indium phosphide (InP) and gallium arsinide (GaAs) based APD, PIN, and FILTRODE® photodetectors; high-speed optical receivers; and the T-Ray™ 2000 and QA1000 THz product platforms. More information on Advanced Photonix can be found at http://www.advancedphotonix.com.